Exhibit 10.1

ASSET PURCHASE AGREEMENT

for

the SALE of TELEVISION-RELATED ASSETS

KMSS-TV, SHREVEPORT, LOUISIANA
KPEJ-TV, ODESSA, TEXAS
KLJB, DAVENPORT, IOWA

by and between

MARSHALL BROADCASTING GROUP, INC.

and

MISSION BROADCASTING, INC.

Dated as of March 30, 2020

i

EXHIBITS

Exhibit A	-	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	-	Form of Assignment of Seller FCC Authorizations

SCHEDULES

1.1(a)	-	Permitted Encumbrances
2.1(b)	-	Tangible Personal Property
2.1(j)	-	Assumed Contracts
2.1(l)	-	Taxes
2.1(n)	-	Other Purchased Assets
2.2(e)	-	Excluded Assets
3.2	-	Consents and Approvals
3.4(a)(i)	-	Governmental Permits
3.4(c)	-	FCC Authorizations
3.5(a)	-	Real Property Leases
3.5(b)	-	Real Property Leases
3.7(a)	-	Contracts
3.8	-	No Violation
3.9	-	Insurance
3.10(a)	-	Employees
3.10(f)	-	Consultants
3.11	-	Environmental Protection
3.13	-	Affiliate Transactions
3.14	-	MVPD
3.16(i)	-	Intellectual Property
3.16(ii)	-	Software

3.16(iii)	-	Intellectual Property Agreements
4.2	-	Buyer Consent
5.4(b)	-	Operation of the Stations Prior to the Closing Date
5.7(a)	-	Potential Assumed Contracts and Cure Amounts
8.6	-	Other Consents

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 30, 2020 (this “Agreement”), by and between Marshall Broadcasting Group, Inc., a Texas corporation (the “Seller”) and Mission Broadcasting, Inc., a Delaware corporation (the “Buyer”).  Buyer and Seller are each referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS:

A.The Seller owns and operates television broadcast stations KMSS-TV, Shreveport, Louisiana (“KMSS-TV”), KPEJ-TV, Odessa, Texas (“KPEJ-TV”) and KLJB, Davenport, Iowa (“KLJB”) (collectively, the “Stations”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”).

B.On December 3, 2019 (the “Petition Date”), Seller filed a voluntary petition for relief in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), commencing voluntary proceedings (the “Bankruptcy Case”) pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”).

C.In connection with the Bankruptcy Case, the Bankruptcy Court has authorized the Buyer (or its designee or assignee) to credit bid on a dollar-for-dollar basis up to the full amount of the outstanding Obligations in any sale of all or substantially all of Seller’s assets pursuant to Section 363 of the Bankruptcy Code.

D.Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities, and the Seller desires to sell to the Buyer the Purchased Assets and transfer the Assumed Liabilities, through and as part of the Bankruptcy Case on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby agree as follows:

Article I

DEFINITIONS

Section 1.1.Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Adequate Protection Obligations” means, as of any date of determination, the Seller’s obligations under the Cash Collateral Order to provide adequate protection including the Adequate Protection Liens and Adequate Protection Collateral (in each case as defined in the Cash Collateral Order).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Bill of Sale and Assignment and Assumption Agreement, and the Assignment of the Seller FCC Authorizations.

“Assignment of the Seller FCC Authorizations” has the meaning specified in Section 2.7.

“Assumed Contracts” has the meaning specified in Section 2.1(j).

“Assumed Liabilities” has the meaning specified in Section 2.3(a).

“Auction” has the meaning specified in the Bid Procedures Order.

“Bankruptcy Court” has the meaning specified in the recitals.

“Bid Procedures Order” means the Bankruptcy Court’s Bid Procedures Order (A) Approving Bidding Procedures and Certain Bid Protections, (B) Scheduling Bid Deadline, Auction Date, and Sale Hearing and Approving Form and Manner of Notice Thereof; and (C) Approving Cure Procedures and the Form and Manner of Notice Thereof [Docket No. 157].

“Bill of Sale and Assignment and Assumption Agreement” has the meaning specified in Section 2.7(a).

“Business” means the business and operation of the Stations.

“Business Day” means any day on which the principal offices of the Securities and Exchange Commission are open to accept filings and on which banks in the City of New York are not required or authorized to close.

“Buyer” has the meaning specified in the introductory paragraph hereof.

“Cash Collateral Order” means the Final Order (i) Authorizing the Debtor to Use Cash Collateral, (ii) Granting Certain Protections to Prepetition Lender, and (iii) Modifying the Automatic Stay Docket No. 107, entered by the Bankruptcy Court on 1/21/20 (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Encumbrance, indemnity, interest, guaranty, suit, obligation, Liability, damage, credit, judgment, account, defense, offset, power, privilege, license, franchise, lawsuit, investigation, arbitration, formal inquiry, audit, citation, summons, subpoena, notice of violation, proceeding or litigation, whether civil, criminal, administrative, regulatory, of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising, in Contract or in tort, in Law or in equity. For the avoidance of doubt, “Cause of Action” includes, without limitation: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of Contract or for breach of duties imposed by Law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of Contract, breach of fiduciary duty, violation of state or federal Law or breach of any duty imposed by Law or in equity, including securities laws, negligence, and gross negligence; (c) any claim or defense including fraud, mistake and duress, and any other defenses set forth in section 558 of the Bankruptcy Code; and (d) any “claim” (as defined in section 101(5) of the Bankruptcy Code) pursuant to section 362 or chapter 5 of the Bankruptcy Code, any claim or defense including fraud, mistake and duress, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign Law fraudulent transfer or similar claim.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any regulations promulgated thereunder.

“Channel 30 CP” has the meaning specified in Section 3.4(d).

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, and the rules and regulations of the FCC promulgated under the foregoing, in each case, as in effect from time to time.

“Contract” has the meaning specified in Section 3.2(d)(i).

“Contractor” has the meaning specified in Section 3.10(g).

“Credit Bid” has the meaning specified in Section 2.5(a).

“Cure Amounts” has the meaning specified in Section 5.7(a).

“Deposit Amount” has the meaning specified in Section 2.5(b).

“Designated Buyer” has the meaning specified in Section 11.6(a).

“Effect” has the meaning specified in the definition of “Material Adverse Effect”.

“Encumbrance” means any lien, claim, charge, security interest, interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, option, attachment, right of first refusal, restriction on transfer, covenant or other restrictions of any kind.

“Environmental Law” means all Laws relating to or addressing or concerning the prevention of pollution, protection of the environment, human health, occupational health or safety, including CERCLA, OSHA, RCRA, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and any state equivalents thereof.

“ERISA” has the meaning specified in Section 3.10(a).

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Contracts” has the meaning specified in Section 2.2(a).

“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“FCC” has the meaning specified in the preamble.

“FCC Applications” has the meaning specified in Section 5.3(a).

“FCC Consent” means action by the FCC (including action by staff acting on delegated authority) granting its consent to the FCC Applications.

“Governmental Body” means any foreign, federal, state, local or other governmental authority, or judicial or regulatory or taxing authority, body, agency, department, bureau or commission, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Governmental Permits” has the meaning specified in Section 3.4(a).

“Hazardous Materials” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, regulated or defined as “hazardous,” “toxic” or words of similar import pursuant to any Environmental Law, including asbestos, asbestos containing material, petroleum or petroleum-derived substance or waste, radioactive materials and substances, urea formaldehyde and polychlorinated biphenyls or any constituent of any such substance or waste.

“Hired Employee” has the meaning specified in Section 5.6.

“Inactive Employee” has the meaning specified in Section 5.6.

“Independent Director” means the independent director or collateral preservation director, as applicable, under the Cash Collateral Order.

“Insurance Policies” has the meaning specified in Section 3.9.

“Intellectual Property” means all call letters, Trademarks, designs, patents, inventions, trade secrets, know-how, processes, methods, techniques, websites, web content,

accounts with Twitter, Facebook and other social media companies and the content found  thereon and related thereto, databases, software or applications (including user-applications, source code, executable code, systems, tools, data, firmware and related documentation), copyrights and other works of authorship, programs and programming material, jingles, slogans, logos, content, all applications, registrations and renewals relating to any of the foregoing, any other intellectual property rights or proprietary rights in or arising from any of the foregoing, and in all tangible embodiments of the foregoing, including all licenses, sublicenses and other rights granted and obtained with respect thereto, and rights thereunder, including rights to collect royalties, products and proceeds, rights to sue and bring other claims and seek remedies against past, present and future infringements or misappropriations thereof or other conflicts therewith, rights to recover damages or lost profits in connection therewith, and other rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith, and otherwise to seek protection or enforcement of interests therein under the legal requirements of all jurisdictions, owned, used or held by the Seller and used in the Business.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“KLJB” has the meaning specified in the recitals.

“KMSS- TV” has the meaning specified in the recitals.

“Knowledge of the Seller” means, as to a particular matter, the actual knowledge, after due and reasonable inquiry, of the following persons: Pluria Marshall and the manager of the Stations.

“KPEJ- TV” has the meaning specified in the recitals.

“Laws” means any and all domestic (federal, state or local) or foreign or provincial laws (including common law), statutes, ordinances, rules, published regulations, judgments, Orders, or agency policies, procedures or requirements promulgated by any Governmental Body.

“Liability” means any debt, liability, claim (as defined in the Bankruptcy Code), obligation or commitment of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether determined or determinable, and whether due or to become due, or otherwise), including any liability for any and all Taxes.

“Loss” means any and all losses, damages, liabilities, fines, penalties, payments, Taxes, costs or expenses (including reasonable attorneys' and accountants' fees) and any out-of-pocket expenses incurred in connection with investigating, monitoring, defending against or settling any of the foregoing or any claims relating to or potentially giving rise to any of such items.

“Market” means, with respect to the Stations, the “Designated Market Area,” as determined by The Nielsen Company, of the Stations.

            “Material Adverse Effect” means any events, occurrences, facts, conditions, changes, developments or effects (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to result in (i) a material adverse effect on, or cause a material delay in, the ability of the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, or (ii) a material adverse effect on the Business or the Purchased Assets; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” for purposes of clause (ii), the results and consequences of the following Effects shall not be taken into account: (a) any changes that generally affect the industries in which the Seller operates or the Markets of the Stations, (b) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or the prior written consent of the Buyer, and (c) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates; provided, however, that the Effect referred to in clauses (a) or (c) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent that such Effect materially and disproportionately has a greater adverse effect on the Business or the Purchased Assets as compared to the adverse effect that such Effect has generally on other similarly situated Persons operating in the broadcast television industry.

“MBG Loan Documents” that certain Credit Agreement, by and among the Seller, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, dated as of January 17, 2017 (as amended, restated, supplemented and/or otherwise modified in writing from time to time, including pursuant to Amendment No.1 to Credit Agreement, dated as of July 19, 2017 and Amendment No. 2 to Credit Agreement, dated as of June 28, 2018, the “MBG Credit Agreement”), together with all security agreements, pledge agreements, mortgages and the other Loan Documents (as defined in the MBG Credit Agreement) related to the MBG Secured Obligations.

“MBG Secured Obligations” means, as of any date of determination, the total amount outstanding under the MBG Credit Agreement, including accrued and unpaid prepetition interest, fees, costs and expenses (collectively with all other debts, liabilities, fees, costs, expenses, penalties, premiums, indemnities and other charges owing under or in connection with the MBG Loan Documents and Obligations (as defined in the MBG Credit Agreement)).

“MVPD” means (i) any multi-channel video programming distributor, including, without limitation, cable systems, satellite master antenna television systems, open video systems, multipoint distribution service systems, multichannel multipoint distribution service systems, telephone companies and direct broadcast satellite systems and (ii) OTT Providers.

“Nexstar Claims” means (A) the claims and causes of action asserted, or may be asserted by the Seller against Nexstar Media Group. Inc. and/or Affiliated entities or persons in any forum including, but not limited to, the claims and causes of action asserted in the action captioned Marshall Broadcasting Group, Inc. v Nexstar Broadcasting, Inc., Index No. 651943/2019 (N.Y. Sup. Ct.), (B)(i) any and all assets, proceeds and recoveries in respect of the claims and causes of actions in (A) above and (ii) any and all amounts claimed by Seller to be owing from Nexstar in any form, including, but not limited to retransmission fees collected by Nexstar, cash or cash equivalents, reimbursements, accounts receivable or deposits, and proceeds thereof.

“Non-Party Affiliate” has the meaning specified in Section 11.17.

“Obligations” means collectively the MBG Secured Obligations and/or the Adequate Protection Obligations.

“Order” means any order, judgment, injunction, awards, verdict, stipulations, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Body.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any regulations promulgated thereunder.

“OTT Provider” means any internet-based and/or non-facilities-based  linear multichannel video programming platform to which Seller, either directly or indirectly, has granted  its consent to the simultaneous retransmission of all or any portion of a Station’s over-the-air linear program stream(s) by means of the internet or other data delivery network  utilizing technology for geo-filtering, including, ‘over-the-top’ internet-based distributors of programming and other direct-to-consumer platforms (e.g., CBS All-Access).

“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable or Taxes being contested in good faith by appropriate proceedings, in each case, only to the extent such liens are, as of the Petition Date, senior in priority (as a matter of Law) to the liens securing the MBG Secured Obligations and not otherwise avoidable under the Bankruptcy Code; and (b) any Encumbrances of any Governmental Body with respect to the affected property only to the extent such Encumbrances are, as of the Petition Date, senior in priority (as a matter of Law) to the Encumbrances securing the MBG Secured Obligations and not otherwise avoidable under the Bankruptcy Code, in each of the foregoing cases, solely to the extent set forth on Schedule 1.1(a) and otherwise limited by the amounts set forth on Schedule 1.1(a).

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any Governmental Body.

“Potential Assumed Contract” has the meaning specified in Section 5.7(a).

“Purchase Price” has the meaning specified in Section 2.5.

“Purchased Assets” has the meaning specified in Section 2.1.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any regulations promulgated thereunder.

“Real Property” has the meaning specified in Section 3.5(a).

“Real Property Leases” has the meaning specified in Section 3.5(a).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means with respect to either Party, such Party’s Affiliates and its and their respective directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants and/or other agents.

“Retained Names and Marks” means all (a) Trademarks containing or incorporating the term “Marshall,” and (b) Trademarks confusingly similar to any of the foregoing.

“Sale Hearing” means that hearing held by the Bankruptcy Court to consider the approval of this Agreement and the entry of the Sale Order.

“Sale Order” means an order (in form and substance acceptable to Buyer in its sole discretion), entered by the Bankruptcy Court pursuant to Sections 105, 363, and 365 of the Bankruptcy Code expressly (a) authorizing and approving (i) the transfer of the Purchased Assets to the Buyer free and clear of all liens, claims, Liabilities, Encumbrances and other interests of any kind or nature whatsoever pursuant to Section 363(f) of the Bankruptcy Code except for the Assumed Liabilities and Permitted Encumbrances, (ii) the assumption and assignment of the Assumed Contracts and the related Cure Amounts to Buyer and the assumption by Buyer of the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement, and (iii) the mutual releases between and among the Buyer and the Seller, and (b) finding that the Buyer is a good faith purchaser entitled to the protection of Section 363(m) of the Bankruptcy Code.

“Seller” has the meaning specified in the introductory paragraph hereof.

“Seller FCC Authorizations” means those registrations, consents, certificates, qualifications, franchises, licenses, permits, approvals, special temporary authorizations and other authorizations issued to the Seller by the FCC with respect to the Stations, including any applications therefor and renewals or modifications thereof.

“Shared Services Agreements” means collectively (a) the Shared Services Agreement, dated as of December 1, 2014, by and between the Seller and Nexstar Broadcasting, Inc. (re: KLJB), (b) the Shared Services Agreement, dated as of January 1, 2015, by and between the Seller and Nexstar Broadcasting, Inc. (re: KMSS), and (c) the Shared Services Agreement, dated as of January 1, 2015, by and between the Seller and Nexstar Broadcasting, Inc. (re: KPEG)

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (1) the value of all “liabilities of such Person (or group of Persons on a combined basis), including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2)

the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, and (B) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Stations” has the meaning specified in the first recital hereof.

“Station Employees” means collectively the employees located at KMSS-TV, KPEJ-TV and KLJB, and for clarity will exclude any employee not physically located at such Stations.

“Tangible Personal Property” has the meaning specified in Section 2.1(b).

“Tax” means, whether disputed or not, (a) any U.S. federal, state, local or non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property (real or personal), excise, customs, value added, estimated, stamp, alternative or add-on minimum, withholding (including backup withholding), lease, service, service use, recording, documentary, intangibles, conveyancing, gains, unemployment, disability, net worth, escheat, abandoned property, environmental, premium, real property gains, tax impost or other compulsory payment to a Governmental Body, including any interest and penalties imposed with respect to such amounts and any additions to such amounts and (b) any Liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to any agreement, (including, but not limited to, tax sharing or allocation arrangement, any agreement to indemnify such other Person or deemed agreement created by operation of Law), being a successor or transferee of such other Person, or being (or ceasing to be) a member of the same affiliated, consolidated, combined, unitary or other group with such other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement (including schedules or any related or supporting information) required to be filed with any Governmental Body relating to Taxes, including any amendment thereof.

“Termination Date” has the meaning specified in Section 10.1(a)(v).

“Trademarks” means trademarks, service marks, Internet domain names, trade dress, trade names, and corporate names, all applications and registrations for the foregoing, and all goodwill connected with the use thereof and symbolized thereby.

“Transfer Date” has the meaning specified in Section 5.6.

“Transfer Taxes” has the meaning specified in Section 6.5.

“Wind Down Amount” means an estimated amount, not to exceed $931,334, determined prior to the Sale Hearing in good faith by Seller and acceptable to Buyer, necessary following the Closing to fund (i) accrued unpaid and allowed administrative expense claims subject to the Final Cash Collateral Order and Approved Budget (as defined in the Cash Collateral

Order) (including reasonable documented fees and expenses of the Seller’s professionals accrued and unpaid as of the Closing Date in accordance with the Final Cash Collateral Order and Approved Budget), and (ii) an orderly liquidation, dismissal or conversion of the Bankruptcy Case and the dissolution of the Seller to be used in accordance with a budget (to be finalized prior the Sale Hearing and attached as an exhibit to the Sale Order) determined with the reasonable consent of the Buyer; provided, that to the extent there is any residual amount remaining after the payment of the items set forth in (i) – (ii), such amounts shall be promptly delivered to the Buyer.

Article II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1.Purchase and Sale of Purchased Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances and Assumed Liabilities), all of Seller’s right, title and interest in, to and under substantially all of the assets, properties, rights and business of the Seller as of the Closing (excepting only the Excluded Assets), and including the following (herein collectively referred to as the “Purchased Assets”):

(a)(x) The Seller FCC Authorizations, including those listed on Schedule 3.4(a) and the call signs KMSS-TV, KPEJ-TV and KLJB, and (y) all other assignable Governmental Permits, and including, in each case, any applications therefor and renewals or modifications thereof between the date hereof and Closing;

(b)All machinery, equipment, auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, cables, supplies, vehicles, furniture, fixtures, appliances, servers, traffic systems, graphic systems, audio boards, switchers, radar systems, microwaves, transponders, relays, backup generators, computers, computer hardware and peripherals, information technology infrastructure, telephone systems, office equipment, cameras, production and news operation equipment, inventory, leasehold improvements, spare parts and other tangible personal property of every kind and description, including the personal property set forth on Schedule 2.1(b) (except for any retirements or dispositions of such scheduled personal property made between the date hereof and Closing in accordance with Section 5.4 or any tangible property located at the Seller’s corporate offices in Los Angeles and Houston that are not used in or relevant to the operation of the Stations) (“Tangible Personal Property”), together with all rights against the manufacturers and/or suppliers of any of the foregoing;

(c)Other than the Nexstar Claims, the Causes of Action of the Seller or its estate or that could be asserted by the Seller or its estate, relating to or arising out of the Purchased Assets or the Assumed Liabilities, including rights against counterparties to the Assumed Contracts, the manufacturers and/or suppliers of Tangible Personal Property or other third parties that are or were vendors, services providers or employees of the Business;

(d)All books and records in any form or media to the extent related to the Business, including (i) all files, documents, records, books of account, logs, programming information and studies, technical information and engineering files, data, drawings, blueprints, schematics, news and advertising studies or consulting reports, marketing and demographic data, customer lists, credit and sales reports, personnel files, and sales correspondence to the extent relating to the Business, but excluding records to the extent relating to Excluded Assets, and (ii) the public and political files of the Stations and those papers, logs, files and other records of Seller maintained in connection with or for compliance by the Stations with all applicable rules, regulations and policies of the FCC;

(e)All cash or cash equivalents (including any marketable securities or certificates of deposit) of the Seller as of the Closing other than the Wind Down Amount;

(f)All accounts receivable (whether billed or unbilled), rebates, notes, chattel paper, and negotiable instruments of Seller for the period before the Closing;

(g)All reimbursements arising from the FCC repacking process for the period prior to the Closing;

(h)All rights with respect to all deposits (including customer deposits and security deposits), prepayments, advances, pre-paid expenses or premiums, vendor rebates, reimbursements, refunds, credits, and other refunds of every kind and nature to the extent related to the Business (which, for the avoidance of doubt, does not include (i) retainers and advances held by the Seller’s legal counsel for the Bankruptcy Case, or (ii) the assets set forth in clause (B) of the definition of Nexstar Claims ;

(i)All Insurance Policies to the extent transferable, together with all rights to insurance proceeds, reserves, rights, benefits or claims of Seller under the Insurance Policies maintained by Seller in connection with or for the benefit of the Purchased Assets or the Business;

(j)The Contracts and Real Property Leases listed on Schedule 2.1(j) as such schedule may be modified pursuant to Section 5.7 (the “Assumed Contracts”);

(k)All Intellectual Property other than the Retained Names and Marks;

(l)Refunds, credits and rebates of Taxes or prepayment of Taxes arising for periods prior to the Closing, including, but not limited to, as set forth on Schedule 2.1(l);

(m)All amounts payable to the Seller, if any, from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office to the extent related to the Business; and

(n)All other assets set forth on Schedule 2.1(n).

Section 2.2.Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a)All Contracts of Seller other than (i) the Assumed Contracts and (ii) any Contract that is a Purchased Asset (collectively, the “Excluded Contracts”);

(b)The Nexstar Claims;

(c)All records and documents prepared or acquired in connection with or relating to the sale or transfer of the Stations in connection with the Bankruptcy Case, including bids received from others and analyses relating to the Stations and the Purchased Assets;

(d)All rights, Causes of Action, and claims of Seller, whether mature, contingent or otherwise, against third parties to the extent solely relating to any Excluded Asset or Excluded Liability;

(e)The items designated in Schedule 2.2(e) as “Excluded Assets”;

(f)The Retained Names and Marks;

(g)All records and documents solely to the extent relating to Excluded Assets or Excluded Liabilities (including, for the avoidance of doubt, those solely to the extent relating to the Nexstar Claims);

(h)All shares of capital stock or other equity securities issued by Seller;

(i)All bank and depository accounts of the Seller, including funds in such accounts in an amount not to exceed the Wind Down Amount; and

(j)Any rights of or payment due to the Seller or its Affiliates, under or pursuant to this Agreement or the other Ancillary Agreements with the Buyer or any of its Affiliates contemplated hereby.

Section 2.3.Assumption of Liabilities.

(a)On the terms and subject to the conditions of this Agreement, as of the Closing, the Buyer shall assume and shall thereafter be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of the Seller, whether direct or indirect, known or unknown (except to the extent such obligations and liabilities constitute Excluded Liabilities):

(i)the liabilities and obligations arising with, or relating to, the operation of the Stations, including the owning or holding of the Purchased Assets, by Buyer, in each case, to the extent first arising after the Closing; and

(ii)any Cure Amounts that Buyer is required to pay pursuant to Section 5.7(g).

All of the foregoing to be assumed by the Buyer hereunder are referred to herein as the “Assumed Liabilities.”

(b)The Buyer shall not assume or be obligated for any liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by the Buyer under Section 2.3(a) and, notwithstanding anything to the contrary in Section 2.3(a) or any Ancillary Agreements, none of the following (herein referred to as “Excluded Liabilities”) shall be “Assumed Liabilities” for purposes of this Agreement:

(i)any intercompany payables of the Business owing to any of the Affiliates of the Seller;

(ii)any Seller liabilities or obligations under this Agreement or the Ancillary Agreements;

(iii)any liabilities and obligations arising with, or relating to, the operation of the Stations prior to the Closing, including the owning or holding of the Purchased Assets and the Excluded Assets;

(iv)any Liabilities of the Seller or any of its Affiliates (including ERISA Affiliates) arising under or with respect to (A) any Title IV Plan and (B) any Employee Benefit Plan, in each case, which Liability arises at, prior to, or following the Closing;

(v)any Liabilities of the Seller or any of its Affiliates (including ERISA Affiliates) with respect to (A) any current or former employee or independent contractor of the Seller or any of its Affiliates who does not become a Hired Employee, arising out of or relating to any act, omission or event occurring, or circumstance, condition or state of facts existing on, prior to, or following the Closing and (B) any Hired Employee solely arising out of or relating to any act, omission or event occurring, or circumstance, condition or state of facts existing on or prior to the Transfer Date; and

(vi)any Taxes.

Section 2.4.Closing Date.  Subject to any prior termination of this Agreement pursuant to Section 10.1, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Section 2.1 and Section 2.3(a) (the “Closing”) shall be consummated at 9:00 A.M., Central Time, on the first day of a calendar month (or, if such day is not a Business Day, the first Business Day thereafter) immediately following the month in which the conditions set forth in Articles VII and VIII are satisfied or, if legally permissible, waived (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or waiver), by the exchange of original documents and signatures, or remotely by the electronic exchange of documents and signatures in PDF format, unless such time or date is changed by mutual agreement of the Seller and the Buyer (the “Closing Date”); provided, that unless the Buyer elects otherwise, the Closing Date shall in no event occur less than three (3) Business Days after such conditions are satisfied.

Section 2.5.Purchase Price; Purchase Price Deposit.

(a)The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be:

(i)A credit bid of a portion of the Obligations pursuant to Section 363(k) of the Bankruptcy Code in an amount equal to $ 49,013,808.90 to be credited on a dollar-for-dollar basis (the “Credit Bid”), it being understood that the portion of the Obligations that are not included in the Credit Bid shall remain outstanding; and

(ii)the assumption of the Assumed Liabilities.

(b)A portion of the MBG Secured Obligations equal to $4,901,380.89 (the “Deposit Amount”) will be forfeited and waived by the Buyer if this Agreement is terminated by the Seller pursuant to Section 10.1(a)(ii), and such Deposit Amount will be deemed compensation and consideration for entering into this Agreement and will be deemed liquidated damages and, notwithstanding anything to the contrary set forth herein, such Deposit Amount will be the sole and exclusive remedy of the Seller in the event that this Agreement is terminated by the Seller pursuant to Section 10.1(a)(ii). If this Agreement is terminated for any reason other than by the Seller pursuant to Section 10.1(a)(ii), the Deposit Amount will be returned to the Buyer and reinstated as a portion of the MBG Secured Obligations.

Section 2.6.[INTENTIONALLY OMITTED]

Section 2.7.Closing Date Deliveries.

(a)At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(i)cash by wire transfer of immediately available funds an aggregate sum equal to the cash or cash equivalents purchased pursuant to Section 2.1(e);

(ii)a bill of sale and assignment and assumption agreement from the Seller in substantially the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), providing for the conveyance of all of the Purchased Assets (other than the Seller FCC Authorizations) and the assumption of all of the Assumed Liabilities;

(iii)an assignment of the Seller FCC Authorizations from the Seller, in substantially the form of Exhibit B (the “Assignment of the Seller FCC Authorizations”), assigning to the Buyer the Seller FCC Authorizations;

(iv)all of the documents, certificates and instruments required to be delivered by the Seller pursuant to Article VIII;

(v)specific assignment and assumption agreements duly executed by the Seller relating to any agreements included as Purchased Assets that the Buyer or the Seller have determined to be reasonably necessary to assign such agreements to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder pursuant to Section 365 of the Bankruptcy Code;

(vi)all books and records purchased pursuant to Section 2.1(d) or copies thereof where applicable; and

(vii)such other documents and instruments as the Buyer has determined to be reasonably necessary to consummate the transactions contemplated hereby.

(b)At the Closing, the Buyer shall deliver to the Seller (i) the Bill of Sale and Assignment and Assumption Agreement, (ii) all of the documents, certificates and instruments required to be delivered by the Buyer pursuant to Article VII, (iii) specific assignment and assumption agreements duly executed by the Buyer relating to any agreements included as Purchased Assets that the Buyer or the Seller have determined to be reasonably necessary to assign such agreements to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder pursuant to Section 365 of the Bankruptcy Code, and (iv) such other documents and instruments as the Seller has determined to be reasonably necessary to consummate the transactions contemplated hereby.

Section 2.8.Further Assurances.

(a)From time to time following the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer, and take such other actions, as the Buyer may reasonably request or as may be otherwise necessary to carry out the provisions hereof and to effectively convey and transfer to, and vest in, the Buyer and put the Buyer in possession of, any part of the Purchased Assets.

(b)From time to time following the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller such other undertakings and assumptions, and take such other actions, as the Seller may reasonably request or as may be otherwise necessary to carry out the provisions hereof and to effectively evidence the Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.

Section 2.9.Allocation of Purchase Price(a).

(a)Following the Closing Date, the Buyer shall provide to the Seller an allocation of the applicable portions of the Purchase Price in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate).  The Seller shall provide the Buyer with any comments to such allocation within fifteen (15) days after the date of receipt by the Seller, and the Buyer and the Seller shall negotiate in good faith to finalize such allocation no later than sixty (60) days prior to the due date, as extended  for the filing of a Tax Return to which such allocation is relevant (unless the Seller does not provide any comments within such fifteen-day period, in which case the Buyer’s allocation shall be deemed final). If the parties are unable to mutually agree to such allocation then the parties shall have no further obligation under this Section 2.9, and each party shall make its own determination of such allocation for financial and tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other party.

(b)Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to the Seller such amounts as Buyer is required to deduct and withhold under applicable legal requirements. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows as of the date hereof and as of the Closing Date:

Section 3.1.Organization; Capitalization.

(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has the requisite organizational power and authority to own, lease and operate its properties and assets (including, the Stations and the Purchased Assets) and to carry on the Business as currently being conducted by it, subject to any applicable provisions of the Bankruptcy Code.

(b)The Seller does not hold any securities, ownership interests or other equity interests in any Person.

Section 3.2.Authority of the Seller; Consents and Approvals; No Violations.

(a)Seller has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by it pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof, subject to and after giving effect to the approval of the Bankruptcy Court (including satisfying any conditions imposed by the Bankruptcy Court) and compliance with all requirements of the Bankruptcy Code.

(b)Seller is a debtor in possession and authorized to operate its business and manage its affairs in accordance with applicable sections of the Bankruptcy Code, and Marshall Broadcasting Group, Inc., as Debtor-In-Possession is the FCC licensee.

(c)Subject to and after giving effect to FCC Consent and the approval of the Bankruptcy Court (including satisfying any conditions imposed by the Bankruptcy Court) and compliance with all requirements of the Bankruptcy Code, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller has been duly authorized and approved by all necessary organizational action on the part of the Seller and do not require any further authorization or consent on the part of the Seller. This Agreement is, and each other Ancillary Agreement when executed and delivered by the Seller will be, a legal, valid and binding agreement of the Seller, subject to entry of the Sale Order by the Bankruptcy Court, enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)Subject to receipt of the FCC Consent, entry of the Sale Order, and as set forth in Schedule 3.2, none of the execution, delivery and performance by the Seller of this Agreement or the Ancillary Agreements, the consummation by the Seller of the transactions contemplated hereby or thereby or compliance by the Seller with or fulfillment by the Seller of the terms, conditions and provisions hereof or thereof will:

(i)conflict with, result in a breach or violation of the terms, conditions or provisions of, or constitute a default or an event of default (with or without notice or lapse of time, or both) or an event creating rights of acceleration, termination, cancellation, right of first refusal, revocation, acceleration or a loss of rights or benefits under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under, (A) the certificate of incorporation, bylaws or other organizational documents of the Seller, (B) any Governmental Permit, (C) any Order to which such Person is a party or any of the Purchased Assets is subject or by which such Person is bound,  or any applicable Law, or (D) any indenture, note, mortgage, lease, sublease, guaranty, license, contract, legal binding agreement, arrangement or understanding or warranty (each a “Contract”) to which the Seller is a party or by which any of its properties or assets may be bound, except, in the case of each of the foregoing clauses (B), (C) or (D), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(ii)require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court or Governmental Body, except, in any case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3.All Assets.  Except for the Excluded Assets, the Purchased Assets constitute all the assets, properties and rights of every type and description, whether tangible or intangible, whether personal, real or mixed, wherever located, that are used by, owned, leased or licensed by the Seller in the operation of the Stations and the Business in the manner in which the Business is presently conducted. Subject to Bankruptcy Court and FCC approvals, the Seller has the power and right to sell, assign and transfer to the Buyer, and upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Buyer will acquire the Purchased Assets, free and clear of all Encumbrances. The Permitted Encumbrances are the only Encumbrances encumbering the Purchased Assets.

Section 3.4.Governmental Permits; FCC Matters.

(a)The Seller holds or possesses all registrations, consents, certificates, qualifications, franchises, licenses, permits, approvals, special temporary authorizations, and  other authorizations issued by or from a Governmental Body, including all Seller FCC Authorizations (collectively, the “Governmental Permits”) that are reasonably necessary for the Seller to own or lease, operate and use the assets of the Stations and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement, all of which are set forth on Schedule 3.4(a)(i). Schedule 3.4(a)(i) sets forth the holder and expiration date of each Governmental Permit.

(b)Seller has fulfilled and performed its obligations in all material respects under each of the Governmental Permits. Each of the Governmental Permits is valid, subsisting and in full force and effect and has not been revoked, suspended, canceled, adversely modified, rescinded or terminated and has not expired, and no Cause of Action is pending or to the Knowledge of Seller, threatened by or before any Governmental Body to revoke, suspend, cancel, adversely modify, rescind or terminate such Governmental Permit. Seller is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any such Governmental Permit.

(c)The Stations are being operated in all material respects in accordance with the Seller FCC Authorizations and are in compliance in all material respects with the Communications Act and all other Laws applicable to the Stations and the conduct of the Business.  Except as disclosed in Schedule 3.4(c), there is not (i) pending, or, to the Knowledge of the Seller, threatened, any Causes of Action, by or before the FCC to revoke, suspend, cancel, rescind, terminate, adversely modify or refuse to renew in the ordinary course any Seller FCC Authorization (other than, in the case of modifications, proceedings to amend the FCC rules of general applicability to broadcast television stations), or (ii) issued or outstanding, or pending by or before the FCC, any complaint, investigation, order to show cause, cease and desist order,  notice of violation, notice of apparent liability, or order of forfeiture, in each case, against the Stations or Seller with respect to the Stations. The Seller FCC Authorizations have been issued by the FCC for full terms customarily issued by the FCC to a broadcast television station in the states in which each Station’s respective community of license is located, and the Seller FCC Authorizations are not subject to any condition except for those conditions appearing on the face of the Seller FCC Authorizations and conditions applicable to broadcast licenses generally. Seller has (A) paid or caused to be paid all FCC regulatory fees due and payable by it in respect of the Stations, and (B) timely filed all material registrations and reports required to have been filed by it with the FCC, the Federal Aviation Administration and the Copyright Office relating to the Seller FCC Authorizations.  This Section 3.4 does not relate to Governmental Permits for environmental, health and safety matters which are the subject solely of Section 3.11.

(d)Station KPEJ-TV presently broadcasts on channel 23 and has not been assigned a new channel as part of the FCC’s broadcast incentive auction repack process.  Station KMSS-TV presently broadcasts on channel 34 and has not been assigned a new channel as part of the FCC’s broadcast incentive auction repack process.   Station KLJB has been assigned to Phase 7 to transition from its pre-auction channel 49 to its post-auction channel 30. Station KLJB has complied with FCC rules and published decisions and policies governing the repacking of television broadcast stations, including but not limited to Section 73.3700 of the FCC rules, 47 C.F.R. §73.3700.  Station KLJB has timely (i) ceased broadcasts on its pre-auction channel (channel 49); (ii) completed the construction of its post-auction facility on channel 30 as specified by FCC LMS File No. 0000034774 (“Channel 30 CP”); (iii) filed a license to cover the Channel 30 CP; (iv) provided notifications to multichannel video programming distributors and viewers in accordance with the requirements set forth in Sections 73.3700(c)-(d) of the FCC rules, 47 C.F.R §73.3700(c)-(d); and (v) filed all required transition progress reports, including the pre-auction termination report, the ten-week report, and the construction completion report.  If the repack construction is complete before the Closing, Station KLJB will timely file with the FCC its Schedule 399 and submit correct and accurate invoices for reimbursement by the FCC for all of the actual costs of services and equipment required to implement and construct the repack facilities designated in the Channel 30 CP incurred and expended by Station KLJB in connection with the transition to channel 30.

Section 3.5.Real Property Leases.

(a)Schedule 3.5(a) sets forth a list of each lease, sublease, license or similar Contract, together with all amendments, supplements or extensions with respect thereto, under which Seller is a lessee or sublessee of, or occupies, for use in the Business, any real property owned by any third Person (each such lease, sublease, license or similar Contract, a “Real Property Lease,” and the property leased under the Real Property Leases is referred to herein as the “Real Property”). The Seller has made available to the Buyer true and complete copies of each Real Property Lease. The Seller has a valid leasehold interest in, sub leasehold interest in, or other occupancy right with respect to, the leased or occupied premises under the Real Property Leases.

(b)Except as set forth in Schedule 3.5(b), the Seller and, to the Knowledge of Seller, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under each Real Property Lease and to the Knowledge of Seller, no parties thereto have threatened to terminate any Real Property Lease. Seller has not received any written notice of any pending or threatened suit for condemnation or other taking by any public authority with respect to the Real Property Leases.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller’s use and occupancy of the Real Property complies with all regulations, codes, ordinances and statutes of all applicable Governmental Bodies and all applicable Laws.

Section 3.6.Title to Tangible Personal Property.  Seller has good and valid title or a valid right to use all of the Tangible Personal Property included in the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances (and, as of the date hereof, Encumbrances arising out of the MBG Secured Obligations).

Section 3.7.Contracts.  The Potential Assumed Contracts constitute all of the Contracts relating to the Purchased Assets, Assumed Liabilities and/or the Business.  Except as set forth in Schedule 3.7(a), each Assumed Contract constitutes a valid and binding obligation of the Seller and, to the Knowledge of the Seller, the other parties thereto and is in full force and effect (in each case, subject to bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)). Except for claims asserted by Nexstar against the Seller with respect to the three Shared Services Agreements with Nexstar Broadcasting, Inc. set forth on Schedule 5.7(a) in the case entitled Marshall Broadcasting Group, Inc. v. Nexstar Broadcasting, Inc. (No. 651943/2019) pending in New York State Supreme Court and any related litigation, (i) the Seller is not in, and has not received notice of any, breach of, or default under, any of the Assumed Contracts and, to the Knowledge of the Seller, no other party to any Assumed Contract is in, or has received notice of being in, breach of, or default under, any of the Assumed Contracts, and (ii) to the Knowledge of the Seller, no event or circumstance has occurred which would or would reasonably be expected to result in a breach of, or default under, any of the Assumed Contracts (in each case, with or without notice or lapse of time or both). Copies of each of the Assumed Contracts, together with all amendments thereto, have been made available to the Buyer by the Seller prior to the date of the Sale Hearing. No party to any such Assumed Contract has provided written notice to any other party thereto of its intent to cancel or terminate such Assumed Contract, and the Seller has not waived or failed to enforce any right or benefit under any such Assumed Contract in a manner that would reasonably be expected to materially affect the Seller’s rights under any such Assumed Contract following the Closing. For the purposes of this Section 3.7, Assumed Contracts consists of  (A) as of the date of this Agreement, those Contracts set forth on Schedule 2.1(j), and (B) as of the Closing, those Contracts set forth on Schedule 2.1(j) as such schedule may have been modified or amended pursuant to Section 5.7. Notwithstanding that the Assumed Contracts are defined to include Real Property Leases, for purposes of this Section 3.7, the term shall be deemed to exclude Real Property Leases, which are the subject solely of Section 3.5.

Section 3.8.No Violation, Litigation or Regulatory Cause of Action.  Except as set forth in Schedule 3.8:

(a)Seller is in compliance in all material respects with all Laws and Orders which are applicable to the Purchased Assets, the Stations or the Business;

(b)Since January 1, 2016, neither Seller, nor to the Knowledge of Seller, any of its Representatives, have received any written notice of violation from a Governmental Body or third party alleging that Seller or the Business is not in compliance with any applicable Laws, Orders or Permits, except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and

(c)Except for the approval of the Bankruptcy Court and claims asserted against the Seller in the case entitled Marshall Broadcasting Group, Inc. v. Nexstar Broadcasting, Inc. (No. 651943/2019) pending in New York State Supreme Court and any related litigation, there are no Causes of Action or Orders which are pending or, to the Knowledge of the Seller, threatened, against Seller in respect of the Purchased Assets, any of the Stations or the Business, or that challenges the validity or enforceability of this Agreement or any Ancillary Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby.

Section 3.9.Insurance.  Seller maintains, in respect of the Purchased Assets, the Stations and the Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in the reasonable judgment of the Seller prudent for the Business (collectively, the “Insurance Policies”). All of the Insurance Policies are in full force and effect and are enforceable against the issuer, and all premiums with respect thereto have been paid, except where such failure would not, individually or in the aggregate, reasonably be expected to be material to the rights otherwise available under such Insurance Policies. Except as set forth in Schedule 3.9 with respect to the Business, there are no outstanding claims under any Insurance Policy or default with respect to provisions in any such Insurance Policy which claim or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.10.Employees.  Seller has provided to Buyer a complete and accurate list of the following information for each current employee of Seller: current base salary or rate of pay; bonus, commission and other incentive compensation (if any) paid or payable for calendar year 2019 and the two (2)-month period ending February 29, 2020; hire date, position and location of employment; and accrued and unused vacation and other paid time off.

(a)Except as set forth on Schedule 3.10(a), there are no: (i) “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other material employee benefit arrangements, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, or scholarship programs currently maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees or to which Seller has any material Liability (contingent or otherwise) (“Employee Benefit Plans”).

(b)There are no “employee pension plans,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by Seller and any trade or business (whether or not incorporated) which are or have been under common control in the past six years, or which are or have been treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller, or any ERISA Affiliate thereof, contributed or has been obligated in the past six years to contribute thereunder in the last six years or to which Seller has any material Liability (contingent or otherwise) (“Title IV Plans”).

(c)Each Employee Benefit Plan has been established, administered and funded in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. None of the Purchased Assets are subject to a Lien under Section 412 of the Code or Title IV of ERISA.

(d)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Seller; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)Seller is not a party to or otherwise bound by any collective bargaining agreement or other labor union Contract applicable to employees of Seller and, to Seller’s Knowledge, there are not any activities or proceedings of any labor union to organize any such employees.  Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Body relating to Seller or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or affecting Seller, and since January 1, 2016, Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; and (iii) there is no representation claim or petition pending before any applicable Governmental Body.  Seller is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security taxes.  Seller is not delinquent in payment to any of its current or former employees or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them. Seller has not effectuated a “plant closing” or “mass layoff” (as defined under the WARN Act) or taken any other action that would trigger notice or Liability under the WARN Act.  Seller is, and since January 1, 2016 has been, in compliance with the WARN Act.

(f) Schedule 3.10(f) lists as of the date hereof, the names of all independent contractors (“Consultants”) who are engaged by Seller to provide personal services to the  Business, including the terms of compensation payable to each Consultant.

Section 3.11.Environmental Protection. Except as set forth in Schedule 3.11:

(a)The Business is being conducted in compliance in all material respects with all Environmental Laws;

(b)Seller has, in respect of the Business, obtained all Governmental Permits required under Environmental Law necessary for its operation, except for such Governmental Permits as to which the failure to own, hold or possess would not, individually or in the aggregate, be or reasonably be expected to be material to the operation of the Business or the Purchased Assets. Seller is in compliance in all material respects with all terms and conditions of such Governmental Permits;

(c)Seller, with respect to the Business, is not the subject of any pending or, to the Knowledge of the Seller, threatened Cause of Action or notice of noncompliance or potential responsibility alleging any failure of the Business to comply with, or Liability of the Business under, any Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Business or the Purchased Assets;

(d)Seller has received no written notice, report or other information regarding any material violation of Environmental Laws relating to the Business or the Purchased Assets;

(e)To the Knowledge of the Seller, there has been no release of Hazardous Materials on, at, under or from any of the Real Property, in quantities or circumstances that would reasonably be expected to result in material Liability to Seller arising under or pursuant to any Environmental Law;

(f)Seller has made available to the Buyer true and complete copies of all environmental audits, reports or assessments relating to the past or current operations or facilities of the Business, in each case, which are in Seller’s possession, custody or control; and

(g)The representations and warranties contained in this Section 3.11 are the sole and exclusive representations and warranties relating to Environmental Law or Hazardous Materials.

Section 3.12.Seller’s Broker.  Except for PVB Advisors, LLC (“PVB”), no broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or investment banker’s fee or commission or other similar compensation or payments in connection with the transactions contemplated by this Agreement or by any of the Ancillary Agreements based upon arrangements made by and on behalf of the Seller. PVB shall be compensated from the sale proceeds, if applicable, in accordance with and pursuant to the Agreed Order Granting Application to Employ PVB Advisors, LLC Effective as of the Petition Date [Docket No. 122], and shall have no recourse against the Buyer.

Section 3.13.Affiliate Transactions.  Except as disclosed on Schedule 3.13, (a) no current or former corporate or limited liability company officer, director, shareholder or Affiliate of the Seller and no entity in which the Seller owns a controlling interest, and (b) to the Knowledge of the Seller, no individual in such officer’s, director’s, shareholder’s or Affiliate’s immediate family, in each case, (i) is a party to any Contract (other than for employment) with the Seller, (ii) has any interest in any material tangible or intangible assets used or held for use in the Business, or (iii) owns, directly or indirectly, any financial interest in, or is a director, officer or employee of any Person that is a lessor, service provider or vendor of the Seller or the Business.

Section 3.14.MVPD Matters.  Each Station’s signal is carried on all of the MVPDs with over 1,000 subscribers serving the Market. The Seller has made valid retransmission consent elections with respect to those MVPDs in the Market to which elections are applicable for each Station for the 2018-2020 election cycle.  Schedule 3.14 lists all of the MVPDs on which each Station is carried pursuant to such election.  All retransmission consent agreements which are being assumed by the Buyer are listed on Schedule 2.1(j).  No Station has any Liability to any Person arising under or in respect of its performance of its cable or satellite carriage agreements, including, without limitation, copyright royalties (other than contractual Liabilities specifically referenced in such agreements arising in the ordinary course of business that are not yet due or payable and Liabilities for the Cure Amounts set forth on Schedule 5.7(a)).  Since January 1, 2019, the Seller has not received (i) any written notice from any MVPD of such MVPD’s intention to delete any Station from carriage or to change such Station’s channel positions and (ii) any written notice that such Station may not be entitled to carriage on any MVPD either because such Station fails to meet the requisite signal strength for such status or such Station would be considered a distant signal under the cable compulsory copyright license, 17 U.S.C. §111.

Section 3.15.No Material Changes.  Since January 1, 2019, there has not been any: (a) material amendment or termination of any material Assumed Contract or Governmental Permit to which Seller is a party, except pursuant to the natural expiration of its terms; (b) increase in compensation or other benefits payable or to become payable by Seller to any of its employees with an annual compensation of $100,000 or more, except in connection with increases in compensation or benefits in the ordinary course of business; (c) notice from any sponsor or customer as to that sponsor’s or customer’s intention not to conduct business with the Stations, the result of which loss or losses of business, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (d) period of four (4) consecutive days or more during which a Station was off the air for any reason or a period of fifteen (15) days or more during which such Station operated with less than 80% of its authorized power; (e) sale, assignment, lease, license, abandonment or other transfer or disposition of any of the Purchased Assets except in the ordinary course of business; (f) other event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect; or (g) agreement by Seller to do any of the foregoing.

Section 3.16.Intellectual Property.

(a)Schedule 3.16(i) sets forth, for the Intellectual Property that is owned by Seller and used in the operation of the Business, a list of all: (i) patents (including applications therefor); (ii) Trademark registrations (including applications therefor); (iii) copyright registrations (including applications therefor); and (iv) domain name registrations. Schedule 3.16(ii) sets forth, for Intellectual Property that is owned by Seller or licensed to it, a list of any software that is used in the operation of the Business (other than off-the-shelf software with a replacement value or aggregate annual license and maintenance fees of less than $25,000). The registrations set forth in Schedule 3.16(i) are valid and subsisting.

(b)The operation of the Business does not infringe, misappropriate or otherwise conflict with any third party’s Intellectual Property, and in the past three (3) years Seller has not received any notice or claim that the operation of the Business infringes, misappropriates or otherwise conflicts with the Intellectual Property of any other Person or challenging the ownership, use, validity or enforceability of any material Intellectual Property, and, to Knowledge of Seller, there is no reasonable basis for any of the foregoing.  To the Knowledge of Seller, no Person is infringing upon, misappropriating or otherwise conflicting with the rights of Seller in or to any Intellectual Property.

(c)There are no royalty agreements between Seller and any third party relating to Intellectual Property.

(d)Schedule 3.16(iii) sets forth all material Intellectual Property Agreements to which Seller is a party or by which Seller is bound and that are primarily used in or primarily related to the Business or the Purchased Assets.  Each Intellectual Property Agreement is in full force and effect, and no party is in breach of or default under such Intellectual Property Agreement (other than as a result of the Seller’s bankruptcy).

Section 3.17.Tax Matters. The Seller has timely filed all Tax Returns in respect of the Business and Purchased Assets required to be filed with the appropriate Governmental Body (taking into account any extension of time to file granted to the Seller). All such Tax Returns are true, complete and correct in all material respects and were prepared in compliance with all applicable laws. All Taxes relating to the Business and the Purchased Assets that are due and payable, whether or not shown to be payable on such Tax Returns, have been or will be timely paid before or at the Closing, except as otherwise required or permitted under the Bankruptcy Code. No examination of any such Tax Return of the Seller is currently in progress by any Governmental Body and the Seller has not received notice of any contemplated examination of any such Tax Return.  The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all IRS Forms W-2 and Forms 1099 (or any other applicable form) required with respect thereto have been properly and timely distributed.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

Section 4.1.Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. The Buyer has the requisite organizational power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted.

Section 4.2.Authority of the Buyer.

(a)The Buyer has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by it pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)Subject to and after giving effect to the FCC Consent and the approval of the Bankruptcy Court (including satisfying any conditions imposed by the Bankruptcy Court) and compliance with all requirements of the Bankruptcy Code, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer have been duly authorized and approved by all necessary organizational action on the part of the Buyer and do not require any further authorization or consent on the part of the Buyer. This Agreement is, and each Ancillary Agreement when executed and delivered by the Buyer will be, a legal, valid and binding agreement of the Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)Except for the FCC Consent and as set forth in Schedule 4.2, none of the execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements, the consummation by the Buyer of the transactions contemplated hereby or thereby or compliance by the Buyer with or fulfillment by the Buyer of the terms, conditions and provisions hereof or thereof will:

(i)conflict with, result in a breach or violation of the terms, conditions or provisions of, or constitute a default or an event of default (with or without notice or lapse of time, or both) or an event creating rights of acceleration, termination, cancellation, right of first refusal, revocation, acceleration or a loss of rights or benefits under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any assets of the Buyer under, (A) the certificate of incorporation, bylaws or other organizational documents of the Buyer, or (B) any Contract or Order to which the Buyer or by which any of its properties or assets may be bound, except as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(ii)require the approval, consent, authorization or act of, or the making by the Buyer or any of its Affiliates of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court or Governmental Body, except as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.3.Litigation.  There are no Causes of Action or Orders which are pending or, to the knowledge of the Buyer, threatened, against Buyer which, if adversely determined, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.4.No Finder.  No broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or investment banker’s fee or commission or other similar compensation or payments in connection with the transactions contemplated by this Agreement or by any of the Ancillary Agreements based upon arrangements made by and on behalf of the Buyer.

Section 4.5.Qualifications as FCC Licensee.  The Buyer is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Stations under the Communications Act, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. To the knowledge of the Buyer, there are no facts or circumstances that would, under the Communications Act, (i) disqualify the Buyer as the assignee of the Seller FCC Authorizations with respect to the Stations or as the owner and operator of the Stations, (ii) materially delay the FCC’s processing of the FCC Applications, or (iii) result in the FCC’s refusal to grant the FCC Consent.  To the knowledge of Buyer, no waiver of or exemption from any provision of the Communications Act with respect to the Buyer is necessary for the FCC Consent to be obtained under the Communications Act.

Section 4.6.Financial Capacity; SolvencySection 4.7.. Buyer is solvent as of the date of this Agreement.  Further, the Buyer will have as of the Closing Date, on hand (or access through committed credit facilities to) adequate funds to perform all of its obligations under this Agreement (including, having rights with respect to the MBG Secured Obligations required in order to convert the Credit Bid Amount as the Purchase Price and payment of all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement).  Assuming the (i) accuracy of the representations and warranties of the Seller set forth in this Agreement and the Ancillary Agreements (without giving effect to any “materiality,” “Seller Material Adverse Effect,” “Knowledge” or “knowledge” qualifiers included herein and therein) and (ii) performance by the Seller of its obligations under this Agreement and the Ancillary Agreements, immediately after giving effect to the transactions contemplated hereby and thereby, including the Buyer’s payment of the Purchase Price and all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, the Buyer shall be Solvent, at and after the Closing Date.

Section 4.8.Affiliation.  Buyer is not an Affiliate, agent or representative of either (a) Nexstar Media Group, Inc., or Affiliates of Nexstar Media Group, Inc., or (b) Nexstar Broadcasting, Inc., or Affiliates of Nexstar Broadcasting, Inc., and vice versa.

Article V

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 5.1.Access to the Business.  Upon the written request of the Buyer, the Seller shall, and shall cause its Representatives to, reasonably cooperate to, provide to the Buyer and its Representatives (including independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon reasonable prior notice, to the properties, premises, personnel, and business, financial and operating records related to the Business and the Purchased Assets to the extent reasonably necessary for the Buyer’s transition planning, and shall furnish to the Buyer or its Representatives such additional information and data concerning the Business as shall be reasonably requested to the extent reasonably necessary for Buyer’s transition planning; provided that reasonable out-of-pocket costs incurred by the Seller associated with the foregoing shall be reimbursed by Buyer. The Buyer agrees that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business or the Seller. Notwithstanding the foregoing, Seller shall not be required to (i) take any action which would constitute a waiver of attorney-client or other legal privilege (provided that the Seller shall use its reasonable best efforts to allow for such access or redacted disclosure to the maximum extent that does not result in a loss of any such attorney-client or other legal privilege) or would compromise the confidential information of the Seller wholly unrelated to the Business; (ii) supply the Buyer with any information to the extent the Seller is under a contractual obligation with an unaffiliated third party entered into prior to the Petition Date; (iii) execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing; (iv) permit the Buyer or any of its Affiliates to conduct any sampling of soil, sediment, groundwater, surface water or building material; or (v) would violate any applicable Law to which the Seller is subject (provided that the Seller shall use its reasonable best efforts to make appropriate substitute arrangements or redactions to permit reasonable disclosure not in violation of any applicable Law).

Section 5.2. Notification of Certain Matters.

(a)The Buyer, on the one hand, and the Seller, on the other hand, shall promptly notify the other upon becoming aware of (i) any Effect that comes to the knowledge of the Buyer or the Knowledge of the Seller, as applicable, that (A) would reasonably be expected to (1) cause a breach of any representation or warranty contained in this Agreement, (2) render the satisfaction of the conditions to Closing in Section 8.1 or Section 7.1, as applicable, reasonably unlikely to be fulfilled, or (3) prevent, prohibit or materially delay the Closing, or (B) if occurring or arising or in existence before or on the date of this Agreement would have caused a representation or warranty of the Buyer or the Seller, as applicable, to be inaccurate or deficient, and (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.2(a) shall not have any effect on either party’s right to terminate the Agreement pursuant to Section 10.1(a)(ii) or Section 10.1(a)(iii), as applicable.

(b)Each party shall promptly notify the other of any Cause of Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 5.3.FCC Consent; Other Consents and Approvals.

(a)As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days after entry of the Sale Order, the Seller, the Buyer and their respective Affiliates, as applicable, shall file with the FCC the necessary applications requesting its consent to the Assignment of the Seller FCC Authorizations to the Buyer, as contemplated by this Agreement (the “FCC Applications”). The Seller and the Buyer shall, or shall cause their respective Affiliates to, cooperate in the preparation of such applications and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information requested or required by the FCC and shall use reasonable best efforts to obtain promptly the FCC Consent. The Seller, on the one hand, and the Buyer, on the other hand, shall bear the cost of FCC filing fees relating to the FCC Applications equally.  The Buyer and the Seller shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to any such party; provided, however, that neither party shall have any obligation to participate in any evidentiary hearing designated by the FCC on any FCC Application filed with the FCC. Neither Seller nor Buyer shall, and each shall cause its Affiliates not to, take any action that would, or fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent.  The parties agree that they will cooperate to amend the FCC Applications as may be necessary or required to obtain the timely grant of the FCC Consent.  As may reasonably be necessary to facilitate the grant of the FCC Consent, in the event that in order to obtain the FCC Consent in an expeditious manner, it is necessary for the Buyer or any of its Affiliates to enter into a customary assignment, assumption, tolling, or other similar arrangement with the FCC to resolve any complaints with the FCC relating to the Stations, the Buyer shall enter, or cause its Affiliates, as applicable, to enter, into such a customary assignment, assumption, tolling or other arrangement with the FCC.

(b)Subject to the terms and conditions herein, the Seller and the Buyer shall, use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VII and Article VIII to be satisfied as promptly as reasonably practicable after the date hereof, including  cooperating with each other in (i) (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits, notices or authorizations are required to be obtained prior to Closing from, Governmental Bodies or third parties in connection with the execution and delivery of this Agreement and related agreements, and consummation of the transactions contemplated hereby and thereby and (B) timely making all necessary filings and timely seeking all consents, approvals, permits, notices or authorizations, including to obtain entry of the Sale Order, and (ii) taking, or causing to be taken, all other actions and doing, or causing to be done, and cooperating with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable.   In the event any legal proceedings, whether judicial or administrative, by any Governmental Body or other Person is commenced challenging this Agreement or the consummation of the transactions to be performed or consummated in accordance with the terms of this Agreement, the Seller and the Buyer shall (A) cooperate and use commercially reasonable efforts to defend against such proceeding, (B) in the event an injunction or other Order is issued in any such proceeding, use commercially reasonable efforts to have such injunction or other Order lifted, and (C) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)[Intentionally omitted]

(d)Buyer and Seller understand and agree that Seller has a case pending as debtor in possession in the Bankruptcy Court.  The terms of this Agreement, the submission of the FCC Application and the consummation of the transaction contemplated herein all are subject to the review and approval by the Bankruptcy Court, and that such approval shall be a mutual closing condition in accordance with Articles VII and VIII hereto. In regard to Bankruptcy Court approval of this Agreement, the Parties agree that Seller shall not file any motions, orders or other pleadings with the Bankruptcy Court seeking approval of this Agreement without the prior written consent of the Buyer.

Section 5.4.Operations of the Stations Prior to the Closing Date.

(a)Subject to the restrictions set forth in the Bankruptcy Code or Orders of the Bankruptcy Court, prior to the Closing Date, except as approved by the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), the Seller shall use its reasonable best efforts  to (i) operate and carry on the Business in the ordinary course of business, (ii) maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage expected), (iii) maintain and preserve the organization and management of the Business and the existing relationships with Persons having material business relationships with the Seller as related to the Business, (iv) maintain in full force and effect in accordance with their respective terms and conditions, any of the Seller FCC Authorizations or the Seller’s other Governmental Permits, or (v) defend and protect the Purchased Assets from infringement or deterioration; provided however, the Parties acknowledge that any inability to perform the covenants provided in this Section 5.4(a) to the extent due to the direct impact of the Covid-19 virus shall not be deemed to be a violation of this Section 5.4(a).

(b)Notwithstanding Section 5.4(a) and subject to Section 6.1 regarding control of the Stations, except (w) as expressly contemplated by this Agreement, (x) as set forth in Schedule 5.4(b), (y) as required by applicable Laws or by any Governmental Body of competent jurisdiction, or (z) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall not in respect of the Stations, the Business or the Purchased Assets:

(i)sell, lease (as lessor), transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets;

(ii)take any action that could reasonably be expected to cause the FCC or any other Governmental Body to institute any Cause of Action for the suspension, revocation or adverse modification of any of the Seller FCC Authorizations or the Seller’s other Governmental Permits in any material respect;

(iii)amend, modify, terminate, reject, waive any rights under, release or assign any rights or claims under, create any Encumbrance with respect to, any Potential Assumed Contract, or otherwise take any action not required by the terms of such Potential Assumed Contracts that would result in any increase in any payments to be made under such Potential Assumed Contracts, or fail to exercise any renewal right with respect to any Potential Assumed Contract that by its terms would otherwise expire;

(iv)enter into any Contract, including any Real Property Lease unless approved by the Bankruptcy Court;

(v)(A) hire, terminate or transfer any employee of the Seller, excluding any termination for “cause” as reasonably determined by the Seller, or (B) increase the compensation for any employee of the Seller other than a salary increase for any employee of the Seller with an annual compensation of less than $100,000 in the ordinary course of business and not exceeding 2% of such employee’s compensation;

(vi)(A) make change or rescind any material Tax election, or (B) make, change or rescind a material Tax reporting practice or policy, file an amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax that is material in nature;

(vii)propose, commit or take any action, as the case may be, that is inconsistent with the terms of the Cash Collateral Order, including, without limitation, using Cash Collateral (as defined in the Cash Collateral Order) in a manner that deviates from the Approved Budget (as defined in the Cash Collateral Order); provided, that in the event the Cash Collateral Order is not in effect at any time between the date of this Agreement and the Closing Date, the Seller shall operate the Business in accordance with a budget mutually approved by the Seller and Buyer and shall not take any action that would have required the approval of the Independent Director under the governance agreement set forth in Section 11 of the Cash Collateral Order unless the Buyer and the Seller mutually agree otherwise; or

(viii)agree or commit to do any of the foregoing.

Section 5.5.Public Announcement.  Neither the Seller, Buyer nor any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and solely to the extent that any such party shall be required by applicable Law or an Order of the Bankruptcy Court. If any such announcement or other disclosure is required by applicable Law or an Order of the Bankruptcy Court, the disclosing party required to make such announcement or disclosure shall give the other party prior notice of, and a reasonable opportunity to comment on, the proposed announcement or disclosure.

Section 5.6.Employees.  Prior to and contingent upon the Closing, Buyer (or an Affiliate of Buyer) shall make offers of employment commencing on the Closing Date. Buyer shall offer employment in accordance with the provisions of this Section 5.6 to each of the Station Employees (provided such Station Employee is employed as an active employee as of such date) (such Station Employees who accept employment with Buyer, the “Hired Employees”, and the date that such Hired Employee commences employment with Buyer, the “Transfer Date”), on terms and conditions that are substantially similar in the aggregate to those offered by Seller on the date of this Agreement. Buyer’s offer of employment to each Station Employee who is not actively employed as of Closing Date (the “Inactive Employees”) shall be made promptly when such Inactive Employee is eligible to return to active service pursuant to Law (the date that such Inactive Employee commences employment with the Buyer and thereby becomes a Hired Employee, if any, shall be such employee’s Transfer Date).

(a)Each Hired Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating the employment of any such Hired Employees at any time after the effective date of their employment with Buyer or changing any of the terms and conditions of employment related to such Hired Employees at any time, except for such changes that are inconsistent with Buyer’s obligations as set forth in this Section 5.6, provided that Buyer shall pay severance to each Hired Employee who is terminated by Buyer in accordance with Buyer’s severance policies for similarly situated employees with service credit granted to each Hired Employee for each such employee’s full tenure with the applicable Station.

(b)Buyer shall permit Hired Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees of Buyer are generally eligible to participate, with coverage effective immediately on the applicable effective date of their employment with Buyer (and without exclusion from coverage on account of any pre-existing condition under a group health plan except to the extent such persons were subject to such pre-existing condition limitations under Seller’s group health plan).  Buyer shall ensure that Hired Employees’ service with Seller (and any predecessors of Seller) is deemed as service with Buyer for purposes of eligibility, waiting periods, vesting periods and benefit accrual based on length of service, and calculation of vacation and severance benefits, if applicable, and that Hired Employees receive credit for deductible expenses incurred prior to the employment by Buyer.

(c)From and after the applicable effective date of their employment with Buyer, Buyer shall permit each Hired Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances into Buyer’s 401(k) plan, including any employee loan balances, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.

(d)Each Hired Employee will be credited (i) under Buyer’s sick leave policy with the amount of sick leave accrued by such Hired Employee but unused as of the Transfer Date; and (ii) under Buyer’s vacation leave policy with the amount of vacation time accrued by such Hired Employee but unused as of the Transfer Date. For avoidance of doubt, no Hired Employee will receive any sick or vacation leave credit in excess of the amount set forth in Buyer’s policies for similarly situated employees.

(e)Buyer shall not be responsible for any compensation or other benefits due from Seller to any Hired Employees on or prior to the Transfer Date. Buyer shall not be responsible for any Liabilities, whenever arising, with respect to any employees of Seller who do not become Hired Employees.

(f)The parties expressly acknowledge and agree that nothing contained in this Section 5.6 or any other provision of this Agreement, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, Contract, policy or arrangement of Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Station Employee or Hired Employee) other than the parties to this Agreement or create a Contract between Buyer, Seller, or any of their respective Affiliates on the one hand and any employee of Seller on the other hand, and no employee of Seller may rely on this Agreement as the basis for any breach of Contract claim against Buyer or Seller, (iv) be deemed or construed to require Buyer or any of its Affiliates to continue to employ any particular employee of Seller for any period after the applicable Closing Date, or (v) be deemed or construed to limit Buyer’s or any of its Affiliates’ right to terminate the employment of any Hired Employee during any period on or after the applicable effective date of their employment with Buyer or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates.

Section 5.7.Assignment/Assumption of Contracts.

(a)Schedule 5.7(a) sets forth all Contracts and unexpired Real Property Leases of Seller that are capable of assumption and assignment or purchase pursuant to Section 365 of the Bankruptcy Code (the “Potential Assumed Contracts”), as well as the Seller’s good faith estimate of all amounts required in order to cure any defaults that may exist under and to assign each such Potential Assumed Contract pursuant to Section 365 of the Bankruptcy Code (the “Cure Amounts”).

(b)At any time prior to the Sale Hearing, Seller shall have the right to correct or update Schedule 5.7(a) by giving written notice to Buyer.

(c)At any time prior to the Sale Hearing, Buyer shall have the right in its sole and absolute discretion to amend Schedule 2.1(j) by giving written notice to Seller, whereupon any additional Contract or unexpired Real Property Lease listed thereon shall become an Assumed Contract, and any removed Contract or unexpired Real Property Lease shall no longer be an Assumed Contract and shall become an Excluded Contract.

(d)At the Sale Hearing (notice of which shall be properly and timely served by Seller on all counterparties to Potential Assumed Contracts), Seller shall seek authority to assume and assign, or sell and transfer, as applicable, to Buyer those Potential Assumed Contracts that are Assumed Contracts.

(e)At any time after the Sale Hearing and prior to the Closing, Buyer and Seller together may agree to remove any Assumed Contract from Schedule 2.1(j), in which case Seller shall notify the counterparty of such removal via U.S. first-class mail by no later than two (2) Business Days from such determination.

(f)Notwithstanding anything to the contrary set forth herein, if at any time the Bankruptcy Court determines that the Cure Amount for any Assumed Contract exceeds the estimated amount therefor set forth on Schedule 5.7(a), Buyer can elect (in its sole discretion) by written notice to Seller to remove such Contract or unexpired lease from Schedule 2.1(j), at which point it shall be deemed an Excluded Contract (and not an Assumed Contract) and Buyer shall have no obligation with respect thereto.  Buyer shall not be liable for any costs or Liabilities in respect of any Excluded Contracts and any Liabilities arising under, relating to, or in connection with such Excluded Contract shall be deemed Excluded Liabilities for all purposes under this Agreement.

(g)On the Closing Date, Seller shall assign or transfer to Buyer the Assumed Contracts and Buyer shall promptly satisfy all Cure Amounts in respect of each such Assumed Contract.

Section 5.8.Mutual Covenants. From and after the date of this Agreement until the Closing, each party shall continue performing their respective obligations under each of the Shared Services Agreements in the ordinary course of business.

Section 5.9.Tax Cooperation.  Prior to the Closing, the Seller agrees to furnish or cause to be furnished, upon request, as promptly as practicable, information and assistance relating to the Business and the Purchased Assets, including access to books and records (including any Tax records), as is reasonably necessary in connection with (a) the preparation or filing of any Tax Return by Buyer, (b) the making of any Tax election by Buyer, (c) Buyer’s claim for any Tax Refund, (d) the determination of Liability for Taxes, and (e) any audit, examination or other proceeding in respect of Taxes related to the Purchased Assets. Seller and its Affiliates shall (i) abide by all record retention agreements entered into with any Governmental Body, and (ii) give Buyer thirty (30) days’ written notice prior to transferring, destroying or discarding any Tax records and, if Buyer so requests, shall allow Buyer to take possession of such Tax records.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1.Control of Operations Prior to Closing Date.  Notwithstanding anything contained herein to the contrary, the sale of the Purchased Assets contemplated hereby shall not be consummated prior to the grant by the FCC of the FCC Consent. The Seller and the Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, (x) nothing in this Agreement shall be construed to give the Buyer any right to control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, any of the management or operations of any of the Stations and (y) the Seller shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Stations until the consummation of the Closing. Notwithstanding the foregoing, nothing in this Agreement shall be construed or deemed to derogate or limit the rights of the Buyer under Section 5.4.

Section 6.2.Bulk Transfer Laws.  The Parties hereby waive (a) compliance with the provisions of any so-called bulk sales or bulk transfer law of any jurisdiction in connection with the sale of any or all of the Purchased Assets to the Buyer hereunder and (b) all claims related to the non-compliance therewith.

Section 6.3.Use of Names.  Seller is not conveying ownership rights or granting the Buyer a license to use any of the Retained Names and Marks and, after the Closing, the Buyer shall not and shall not permit any of its Affiliates to use the Retained Names and Marks. Prior to the Closing, the Seller shall, at the Seller’s own expense, remove any Retained Names or Marks appearing on the Tangible Purchased Assets.

Section 6.4.No Successor Liability. The parties intend that, to the fullest extent permitted by Law (including under Section 363 of the Bankruptcy Code), upon the Closing, the Buyer shall not be deemed to: (i) be the successor of the Seller, (ii) have, de facto, or otherwise, merged with or into the Seller, (iii) be a mere continuation or substantial continuation of the Seller or the enterprise(s) of the Seller or (iv) be liable for any acts or omissions of the Seller in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the parties intend that the Buyer shall not be liable for any Liability or Encumbrance (other than Assumed Liabilities) against the Seller or any of the Seller’s predecessors or Affiliates, and the Buyer shall have no successor or vicarious Liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets or any Liabilities of the Seller arising prior to the Closing Date. The parties agree that the provisions substantially in the form of this Section 6.4  shall be reflected in the Sale Order.

Section 6.5.Transfer Taxes.  Notwithstanding Section 2.3(b)(vi), any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall, to the extent not avoided by the Bankruptcy Code (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the

Buyer. Each Tax Return with respect to such Transfer Taxes will be prepared and filed by the party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law. Such non-filing party will advance to the filing party its portion of any such Taxes or other fees reflected on such Tax Return at least (1) day prior to the due date (giving effect to any extensions) for payment thereof. The parties will each timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate (and will each otherwise cooperate) to establish any available exemption (or otherwise reduce) any such Taxes or fees. The parties shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes.

Section 6.6.Schedules and Exhibits.  The Seller shall, and in no event later than March 23, 2020, prepare and deliver to the Buyer, initial drafts of the Schedules and Exhibits to this Agreement, in each case, for the Buyer’s review and approval. The Seller and the Buyer shall cooperate in good faith to negotiate and finalize the Schedules and Exhibits to this Agreement, and the parties shall mutually approve such Schedules and Exhibits in writing by no later than March 27, 2020.

Article VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement to consummate the sale of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver, on or prior to the Closing Date, of the following conditions:

Section 7.1.No Breach of Covenants and Warranties.  (a) The Buyer shall have performed and complied in all material respects with its covenants and agreements contained herein required to be performed or complied with by it as of or prior to the Closing; and (b) each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on the  Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement. In addition, the Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, signed by an executive officer of the Buyer and certifying as to the satisfaction of the conditions specified in this Section 7.1.

Section 7.2.No Restraint.  There shall not be in effect any Order (whether temporary, preliminary or permanent) issued by any U.S. federal or state court of competent jurisdiction preventing the consummation of the sale of the Purchased Assets contemplated hereby or the other transactions contemplated by this Agreement or any Ancillary Agreement.

Section 7.3.Certain Governmental Approvals.  The FCC Consent shall have been granted and shall be effective. The Bankruptcy Court shall have entered the Sale Order, no Order staying, reversing, modifying or amending the Sale Order shall be in effect and the Sale Order shall not be subject to any appeal.

Section 7.4.Closing Deliveries.  The Buyer shall have made, or stands ready at the Closing to make, the deliveries contemplated by Section 2.7 to the Seller.

Article VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement to consummate the sale of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver on or prior to the Closing Date, of the following conditions:

Section 8.1.No Breach of Covenants and Warranties.  (a) The Seller shall have performed and complied with in all material respects its covenants and agreements contained herein required to be performed or complied with by it as of or prior to the Closing; and (b) (i) each of the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.6 and 3.12 shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), and (ii) each of the other representations and warranties of the Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Seller Material Adverse Effect shall have occurred since the date of this Agreement.  In addition, the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by an executive officer of the Seller and certifying as to the satisfaction of the conditions specified in this Section 8.1.

Section 8.2.No Restraint.  There shall not be in effect any Order (whether temporary, preliminary or permanent) issued by any U.S. federal or state court of competent jurisdiction preventing the consummation of the sale of the Purchased Assets contemplated hereby or the other transactions contemplated by this Agreement or any Ancillary Agreement.

Section 8.3.Certain Governmental Approvals.  The FCC Consent shall have been granted and shall be effective. The Bankruptcy Court shall have entered the Sale Order, no Order staying, reversing, modifying or amending the Sale Order shall be in effect and the Sale Order shall not be subject to any challenge that challenges Buyer’s good faith under Section 363(m) of the Bankruptcy Code.

Section 8.4.Closing Deliveries.  The Seller shall have made, or stand ready at the Closing to make, the deliveries contemplated by Section 2.7 to the Buyer.

Section 8.5.Assumed Contracts.  Subject to Section 5.7, all Assumed Contracts will, contemporaneously with the Closing, have been assigned to and assumed by Buyer, and all Cure Amounts with respect thereto have been satisfied by the Buyer.

Section 8.6.Other Consents.  All approvals, consents and waivers that are listed in Schedule 8.6 (to the extent such approvals, consents and waivers are not otherwise rendered unenforceable by applicable Law, court order or legal proceedings) shall have been received in a form reasonably acceptable to Buyer.

Article IX

[INTENTIONALLY OMITTED]

Article X

TERMINATION

Section 10.1.Termination.

(a)Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i)by the mutual written consent of the Seller and the Buyer;

(ii)by the Seller, if a failure to perform any of the covenants or agreements of the Buyer contained in this Agreement shall have occurred, or there shall be any inaccuracy or breach of any of the representations or warranties of the Buyer contained in this Agreement, and such failure to perform or inaccuracy or breach either individually or in the aggregate would, if occurring or continuing on the Closing Date, reasonably be expected to give rise to the failure of a condition set forth in Section 7.1, and such failure to perform or inaccuracy or breach if curable, is not cured by, on or before the earlier of (i) the Termination Date or (ii) thirty (30) days following receipt of written notice by Buyer, or which by its nature or timing cannot be cured prior to the Termination Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) if the Seller is then in material breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of the Seller contained in this Agreement;

(iii)by the Buyer, if a failure to perform any of the covenants or agreements of the Seller contained in this Agreement shall have occurred, or there shall be any inaccuracy or breach of any of the representations or warranties of the Seller contained in this Agreement, and such failure to perform or inaccuracy or breach either individually or in the aggregate would, if occurring or continuing on the Closing Date, reasonably be expected to give rise to the failure of a condition set forth in Section 8.1, and such failure to perform or inaccuracy or breach if curable, is not cured by, on or before the earlier of (i) the Termination Date or (ii) thirty (30) days following receipt of written notice by the Seller, or which by its nature or timing cannot be cured prior to the Termination Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) if the Buyer is then in material breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of the Buyer contained in this Agreement;

(iv)by the Seller or the Buyer, if there is in effect a final and nonappealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(v)by the Buyer if the Closing shall not have been consummated on or before twelve (12) months after the date this Agreement was executed by the Parties (or such later date as has been mutually agreed in writing by the Seller and the Buyer) (the “Termination Date”).  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(a)(v) shall not be available to any party if the failure of the Closing to occur by such date shall be due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by such party;

(vi)by the Seller or the Buyer, upon a final and non-appealable denial of the FCC Consent;

(vii)by the Buyer if (i) the Bankruptcy Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code or (ii) an examiner or trustee is appointed in the Bankruptcy Case; and

(viii)subject to the terms of the Cash Collateral Order, by the Buyer upon occurrence of the Termination Date (as defined in the Cash Collateral Order).

(b)The party desiring to terminate this Agreement pursuant to Section 10.1(a) (other than pursuant to Section 10.1(a)(i)) shall give written notice of such termination to the other party or parties, as applicable, and this Agreement shall terminate as described in Section 10.1(c).

(c)In the event that this Agreement shall be terminated pursuant to Section 10.1(a), all further obligations of the parties under this Agreement (other than Section 5.5, this Article X and Article XI, which, in each case, shall remain in full force and effect) shall be terminated without further Liability of any party; provided that nothing herein shall relieve any party from Liability for any breach of this Agreement prior to termination thereof or in the case of fraud; provided, further that nothing in this Section 10.1(c) will be deemed to interfere with the

Seller’s right to retain, and the Buyer’s waiver of, the Deposit Amount under Section 2.5(b) hereof, which shall be deemed liquidated damages.

Article XI

GENERAL PROVISIONS

Section 11.1.Survival of Obligations.  None of the covenants, agreements or obligations of the parties contained herein or in any Ancillary Agreement shall survive the Closing, except to the extent such covenants, agreements or obligations contemplate performance after the Closing, in which case each such covenant, agreement and obligation shall survive the Closing for the period contemplated by its terms (or if no such survival period is contemplated, until the expiration of the applicable statute of limitations).

Section 11.2.Confidential Nature of Information.  Each party acknowledges and agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party or parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party or parties all copies of nonpublic documents and materials which have been furnished in connection therewith. The Seller acknowledges and agrees that from and after the Closing, all non-public information relating to the Business and the Purchased Assets shall be valuable and proprietary to the Buyer and its Affiliates. The Seller agrees that, from and after the Closing, the Seller shall not, and shall cause its Affiliates not to, disclose to any Person any information relating to the Buyer and its Affiliates (including, after the Closing, the Business and the Purchased Assets), except as required by Law or as otherwise becomes available in the public domain other than through any action by the Seller or its Affiliates in violation of its obligations under this Section 11.2. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

Section 11.3.Governing Law. This Agreement and all Causes of Action that may be based upon, arise out of or relate to this Agreement or the Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements (including any Cause of Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, except to the extent that the Laws of such state are superseded by the Bankruptcy Code.  The Bankruptcy Court shall have exclusive personal and subject matter jurisdiction over the interpretation and enforcement of this Agreement or the Ancillary Agreements, and the transactions contemplated hereby and thereby.  In the event the Bankruptcy Court declines to exercise jurisdiction over any dispute arising under, relating to or connected with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, the parties shall submit to jurisdiction in the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware.

Section 11.4.Exclusive Jurisdiction; Court Proceedings.  The parties hereto agree that any Cause of Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Ancillary Agreements, or the transactions contemplated hereby and thereby shall be brought exclusively in the Bankruptcy Court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such Cause of Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Cause of Action in any such court or that any such Cause of Action brought in any such court has been brought in an inconvenient forum. Process in any such Cause of Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION  (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE , WHETHER NOW EXISTING OR HEREAFTER ARISING (INCLUDING ANY ACTION INVOLVING ANY FINANCING SOURCE AND THEIR RESPECTIVE NONPARTY AFFILIATES).

Section 11.5.Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (d) on the date such notice is transmitted by e-mail to the e-mail addresses previously provided to the other parties:

If to the Seller:

Marshall Broadcasting Group, Inc.
Attn: Pluria Marshall Jr.
3731 Wilshire Boulevard
Suite 840
Los Angeles, CA 90010

Email: pluria@MBGroup.tv

with a copy to:

Levene Neale Bender Yoo & Brill L.L.P.
10250 Constellation Boulevard
Suite 1700
Los Angeles, CA 90067
Attn:	David B. Golubchik
Eve H. Karasik
Email:	dbg@lnbyb.com
ehk@lnbyb.com

-and-

Gray Reed & McGraw LLP
1300 Post Oak Blvd.
Suite 2000
Houston, TX 77056
Attn.:	Jason S. Brookner
Lydia R. Webb
Email:	jbrookner@grayreed.com
lwebb@grayreed.com

If to the Buyer, to:

Mission Broadcasting, Inc.

901 Indiana Avenue, Suite 375

Wichita Falls, TX 76301-6719

Attn: Dennis Thatcher
Email: missionbroadcasting@gmail.com

with a copy to:

Proskauer Rose LLP
11 Times Square
New York, NY 10036
Attn: David M. Hillman
Email: dhillman@proskauer.com

Section 11.6.Successors and Assigns; Third Party Beneficiaries.

(a)This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any trustee appointed in the Seller’s Bankruptcy Case (either under Chapter 11 or if convert to a case under Chapter 7). Except as provided in this Section 11.6(a), this Agreement shall not be assigned by any party hereto without the prior written consent of the other party and any attempted assignment without the required consents will be void; provided, however, that the Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 11.6, one or more Affiliates (so long as such assignment or transfer does not materially delay the grant of the FCC Consent and, provided further, that no such assignment or transfer shall operate to relieve a party of any of its Liabilities hereunder) to (i) purchase the Purchased Assets and/or (ii) assume the Assumed Liabilities, on and after the date hereof (any such Affiliate of the Buyer that shall be properly designated by the Buyer in accordance with this clause, a “Designated Buyer”).   The designation shall be made by the Buyer by way of a written notice to be delivered to the Seller no later than the fifth (5th) day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Buyer and shall indicate which Purchased Assets and Assumed Liabilities that the Buyer intends such Designated Buyer(s) to purchase and/or assume, as applicable, hereunder. Upon any such permitted assignment, the references in this Agreement to the Seller or the Buyer will also apply to any such assignee unless the context otherwise requires.

(b) Except pursuant to Section 11.17, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.6 any right, remedy or claim under or by reason of this Agreement.

Section 11.7.Access to Records after Closing.

(a)For a period of six (6) years after the Closing Date, the Buyer shall use reasonable best efforts to make available and provide reasonable access to the Seller and its Representatives to the books and records of the Business (or copies or extracts thereof) transferred to the Buyer hereunder with respect to periods or portions of periods ending on or before the Closing Date solely to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date, or solely in connection with the Seller’s Bankruptcy Case, including any adversary proceedings filed or to be filed in the Seller’s Bankruptcy Case; provided that such access shall not unreasonably disturb the operation of the Buyer’s business. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.7(a). If the Buyer desires to dispose of any of such books and records prior to the expiration of such six (6) year period, it shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may select.

(b)For a period of six (6) years after the Closing Date, the Seller shall use reasonable best efforts to make available and provide reasonable access to Buyer and its Representatives to the books and records relating to the Business  (or copies or extracts thereof) which the Seller may retain after the Closing Date. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours; provided that such access shall not unreasonably disturb the operation of the Seller’s business. The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.7(b). If the Seller desires to dispose of any of such books and records prior to the expiration of such six (6) year period, such party shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select.

Section 11.8.Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

Section 11.9.Interpretation.  Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive,  (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, (iv) the phrase “in the ordinary course of business” shall be deemed to be followed by “consistent with past practice”, subject to operations under the Bankruptcy Code, and (v) wherever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (b) to any Law defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. References to a “party hereto” or the “parties hereto” or similar phrases shall refer to the Seller and the Buyer.

Section 11.10.Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.11.Expenses.  Except as otherwise expressly provided herein or in any Ancillary Agreement, each of the Seller and the Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and the Ancillary Agreements and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 11.12.Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 11.13.Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Seller and the Buyer.

Section 11.14.Disclaimer of Warranties.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Buyer and there is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS DELIVERED BY THE SELLER PURSUANT TO section 8.4, THE SELLER IS SELLING THE BUSINESS AND THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Each party acknowledges that neither the other party nor any of its Representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by the other party or its representatives or Affiliates or any other information which is not included in this Agreement, the Ancillary Agreements, or the Schedules and Exhibits hereto or thereto, and neither party nor any of its Representatives or Affiliates nor any other Person will have or be subject to any liability to the other party, any Affiliate of the party or any other Person resulting from the distribution of any such information to, or use of any such information by, the other party, any Affiliate of the other party or any of their agents, consultants, accountants, counsel or other Representatives, except in the case of fraud. In making its determination to proceed with the transactions contemplated by this Agreement each party and its Affiliates have relied solely on (a) the results of their own independent investigation and (b) the representations and warranties of the other party expressly and specifically set forth in this Agreement and the Ancillary Agreements.  Each party and its Affiliates acknowledge and agree that the other party expressly and specifically disclaims any such other representations and warranties that are not expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.15.Specific Performance.  The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Closing was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Closing) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post any bond or other security in connection with any such order or injunction.

Section 11.16.Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.17.No Recourse.  All Causes of Action that may be based upon, arise out of or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements, may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto and thereto.  No Person who is not a named party to this Agreement or the Ancillary Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any named party to this Agreement or the Ancillary Agreements (the “Non-Party Affiliates”), shall have any Liability for any obligations or Liabilities arising under, in connection with or related to this Agreement or the Ancillary Agreements (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or the Ancillary Agreements (as the case may be) or the negotiation or execution hereof or thereof, and each Party waives and releases all such Liabilities against any such Non-Party Affiliates.  The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 11.17.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER

MARSHALL BROADCASTING GROUP, INC.

By:	/s/ Pluria Marshall, Jr.
Name:	Pluria Marshall, Jr.
Title:	President

BUYER

MISSION BROADCASTING, INC.

By:	/s/ Dennis P. Thatcher
Name:	Dennis P. Thatcher
Title:	President